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Exhibit (12)(B) to the Sierra Pacific Resources 1999 Form 10-K



                             NEVADA POWER COMPANY

                   CALCULATION OF PRE-TAX INTEREST COVERAGES
                            (dollars in thousands)


                                                 1999        1998        1997
                                               ---------   ---------  ---------
Total Income Before
   Interest Charges                            $ 131,930   $ 151,619  $ 140,215


Less:   Equity in Earnings of
         Sierra Pacific Resources                (13,058)          -          -
 Add:   Income Taxes:
           Included in operating expense          19,943      42,949     43,478
           Included in other income - net          1,272       2,522      1,747

       Allowance for Borrowed Funds
           Used During Construction                8,356       6,080      2,579
                                               ---------   ---------  ---------

                     Total Numerator           $ 148,443   $ 203,170  $ 188,019
                                               =========   =========  =========



Interest Charges:
   Long-Term Debt                              $  64,454   $  56,995  $  50,791
   Other                                           8,815       6,018      1,531
                                               ---------   ---------  ---------

                     Total Denominator         $  73,269   $  63,013  $  52,322
                                               =========   =========  =========


Pre-Tax Interest Coverage                           2.03        3.22       3.59
                                               =========   =========  =========
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